Exhibit 99.1

PRESS RELEASE

Quality Stores, Inc. Responds to
Involuntary Bankruptcy Filing by Bondholders

    MUSKEGON, MI—October 22, 2001.  Quality Stores, Inc., today announced that an involuntary petition under the United States Bankruptcy Code was filed in the United States Bankruptcy Court for the Western District of Michigan in Grand Rapids. The involuntary petition was filed by a group of holders of the 10 5/8% senior notes on Saturday, October 20, 2001. Under laws relating to an involuntary bankruptcy filing, the Company is permitted to operate its business in the ordinary course, unless the Court orders otherwise.

    The Company said that it is evaluating its options as it determines how to continue with the financial and business restructuring that has been ongoing for several months. The Company also continues to work with legal and financial advisors specifically engaged to assist it in its restructuring efforts.

    As part of the business restructuring, the Company also has announced that it intends to close 133 stores. Most of the stores to be closed are located west of the Mississippi River. The Company intends to concentrate it efforts going forward on core markets in the Midwest and East. Stores will remain open in the following states: Michigan, Ohio, Indiana, New York, Pennsylvania, New Jersey, Delaware, Maryland, Vermont, Massachusetts, Virginia, West Virginia and Kentucky.

    The Company said that it intends to continue to pay employees' pre-petition and post-petition wages, salaries, and benefits without interruption.

    Quality Stores, Inc. is a specialty retailer of farm and agriculture-related merchandise with headquarters in Muskegon, MI.

Contact:
Quality Stores, Inc.
Ted G. Britton—Vice-President, Human Resources and Administration
ted.britton@qff.com
231-799-4218

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